Exhibit 99.1
COMMERCIAL METALS COMPANY REPORTS LOSS OF $8.8 MILLION
OR $0.08 PER SHARE FOR THE THIRD QUARTER
     Irving, TX — June 22, 2010 — Commercial Metals Company (NYSE: CMC) today reported a net loss of $8.8 million or $0.08 per diluted share on net sales of $1.8 billion for the quarter ended May 31, 2010. This compares with a net loss of $13.1 million or $0.12 per diluted share on net sales of $1.3 billion for the third quarter last year. This year’s third quarter included after-tax LIFO expense of $22 million or $0.20 per diluted share compared with income of $29 million or $0.26 per diluted share in last year’s third quarter.
     Net loss for the nine months ended May 31, 2010 was $213.3 million or $1.88 per diluted share on net sales of $4.5 billion. For the same period last year, net earnings were $13.6 million or $0.12 per diluted share on net sales of $5.0 billion. For the nine months ended May 31, 2010, after-tax LIFO expense was $16 million or $0.14 per diluted share compared with income of $184 million or $1.64 per diluted share last year.
     The Company recorded the following consolidated expenses in continuing operations during the third quarter and year-to-date (excludes charges taken for our joist and deck operations):

	Three Months Ended	Nine Months Ended
(in millions)	5/31/10	5/31/10

Lower of cost or market inventory adjustments	$5.9	$37.3
Bad debt recoveries	(2.8)	(2.0)
Severance costs	0.2	9.3
Impairment charges	—	1.3
Job loss reserves	8.9	71.6
     No tax benefit was recognized on losses incurred in Croatia; tax expense was accrued on domestic operating results.
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(CMC Third Quarter Fiscal 2010 — Page 2)
General Conditions
     CMC Chairman, President and Chief Executive Officer Murray R. McClean said, “Market psychology turned positive at the beginning of the quarter. With the spring construction season underway, coupled with early indicators of some economic recovery, finished goods pricing first increased then stabilized by the end of the quarter. This was welcomed news to our customers who gained a measure of confidence to re-enter the market. Active end markets continue to be heavily weighted towards public works while the private sector remains weak. Internationally, by mid-quarter, metal margins in Poland expanded beyond breakeven points. CMC Sisak (Croatia) successfully started its new steelmaking furnace. The Marketing and Distribution segment did well in most major markets, and our raw materials division was particularly strong.”
Americas Recycling
     McClean said, “The segment had an adjusted operating profit of $15.8 million (net of pre-tax LIFO expense of $5.8 million), its first substantial profit in seven quarters. The operating loss in the third quarter of last year was $6.7 million, net of pre-tax LIFO income of $2.0 million. Pricing peaked mid-quarter, modestly retreating at quarter end. Domestic demand was up on the strength of the spring construction season. Better weather increased scrap flows. Margin improvement was derived mainly from better ferrous volumes and prices. The average ferrous scrap sales price for the third quarter was $303 per short ton, a 108% increase over the prior year third quarter. Average nonferrous scrap pricing was $2,892 per short ton, up 86% from the prior year. Shipments of ferrous scrap totaled 671 thousand tons, an increase of 81% from the third quarter of last year. Nonferrous scrap shipments totaled 61 thousand tons, 22% higher than last year. We exported 11% of our ferrous scrap tonnage and 36% of our nonferrous scrap tonnage during the quarter.”
Americas Mills
     McClean said, “Higher finished goods pricing combined with declining ferrous scrap prices resulted in sequentially expanded metal margins in the third quarter of this year compared to the second quarter of this year, but still below the third quarter of last year. Volumes, particularly rebar, were the highest of any quarter this year as well as above the prior year third quarter, driven by seasonal pickups, continued strong public works, and some stimulus projects. Our mills ran at 75% of capacity, up from the 58% of the second quarter.
     “Our steel mills had an adjusted operating profit of $11.5 million compared to an adjusted operating profit of $39.2 million in the same quarter last year. The quarter had pre-tax LIFO expense of $20.5 million compared to pre-tax LIFO income of $17.3 million in last year’s third quarter. Our metal margin for the quarter was $303 per ton, up from the second quarter’s margin of $263 per ton, but still below last year’s third quarter of $365 per ton. The price of ferrous scrap consumed at the mills during the quarter increased $129 per ton compared to last year, and average selling prices increased $67 per ton. Sales volumes were 588 thousand tons of which 69 thousand tons were billets (compared with 37 thousand tons of billets sold in the third quarter of last year). Comparing third quarter to third quarter between years, tonnage melted was up 46% to 579 thousand tons and tonnage rolled increased 158 thousand tons to 523 thousand tons.”
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(CMC Third Quarter Fiscal 2010 — Page 3)
     McClean continued, “Our micro mill, CMC Steel Arizona, continued its successful ramp up by melting, rolling, and shipping over 51 thousand tons during the quarter. Our copper tube mill reported adjusted operating profit of $1.7 million (pre-tax LIFO expense of $2.4 million) compared to $2.9 million operating profit (pre-tax LIFO expense of $0.9 million) in last year’s third quarter.”
Americas Fabrication
     McClean added, “Though overshadowed by an operating loss for the quarter, there were some positives for our Americas Fabrication segment. With relatively stable steel pricing, margin compression eased minimizing the need for accruing potential contractual losses. Backlogs built as customers gained confidence in pricing as well as the usual spring construction season boost. Public works remained the most active end-use market; commercial and industrial markets continue to be plagued by high unemployment, illiquidity, high vacancy rates, and suboptimal manufacturing utilization. The segment reported an adjusted operating loss of $24.5 million compared to last year’s third quarter adjusted operating income of $21.8 million. The current quarter recorded pre-tax LIFO expense of $22.2 million; last year’s third quarter had pre-tax LIFO income of $9.0 million. The composite average fab selling price (excluding stock and buyouts and the joist and deck discontinued operations) was $768 per ton, 21% below last year’s third quarter price.”
International Mills
     According to McClean, “Our International Mills segment had its lowest adjusted quarterly operating loss in almost two years as the Polish economy remained positive and our Croatian operation completed its furnace renovation. Our metal margins expanded as Polish ferrous scrap prices fell, and finished goods pricing strengthened as construction markets thawed. By quarter end, we had produced 6 thousand tons of steel in our new furnace at CMC Sisak and significantly increased our backlog.
     “CMC Zawiercie had adjusted operating income of $1.1 million compared to a loss of $11.9 million in the third quarter of last year. Shipments totaled 363 thousand tons (69 thousand tons of billets) compared to 328 thousand tons (69 thousand tons of billets) in the prior year’s third quarter. Tons melted were 394 thousand tons compared to 324 thousand tons and tons rolled were 295 thousand tons compared to 253 thousand tons. Average selling prices increased 26% to PLN 1,477 per ton compared to PLN 1,172 per ton for the same period last year. The cost of scrap entering production increased 43%. The average metal margin per ton increased slightly to PLN 481 from PLN 477 in last year’s third quarter. Results were positively impacted by our scrap operations and the reversal of significant contract reserves set up in prior periods and reversed as sales were delivered this quarter. By quarter end, we hot commissioned our new flexible rolling mill; with this new rolling mill and our existing long products and wire rod mills, as well as our rod block, we will be able to upgrade, expand, and tailor our product offerings.”
     “CMC Croatia’s adjusted operating loss of $12.0 million compares to the prior year’s loss of $8.5 million,” McClean added. “During the quarter we melted 17 thousand tons, rolled 14 thousand tons, and shipped 16 thousand tons.”
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(CMC Third Quarter Fiscal 2010 — Page 4)
International Marketing and Distribution
     McClean continued, “Our International Marketing and Distribution segment remained profitable in the third quarter as it has for each of the quarters in this fiscal year. Our global presence and ability to source and sell in niche markets allowed us to profit despite an uneven world economic recovery. General price recovery has minimized the need for contract or inventory loss charges. Each of our major geographic marketing operations was profitable. The segment achieved adjusted operating profit of $30.9 million compared to a loss in last year’s third quarter of $16.6 million, a period where the segment was still fighting contractual noncompliance issues. Our steel import operation is on LIFO; for the quarter it had pre-tax LIFO income of $7.9 million compared to pre-tax LIFO income of $6.6 million in last year’s third quarter.”
Discontinued Operations
     McClean said, “Our joist and deck operations, previously reported in our Americas Fabrication segment, are now reported as discontinued operations as the Company has made the decision to exit the business. It had an adjusted operating profit of $4.0 million for the third quarter (pre-tax LIFO income of $8.5 million) as operations are winding down at each location. We have an active divestiture program to sell each of the locations.”
Financial Condition
     McClean said, “We remain financially strong. Our cash and short-term investments total $290 million at May 31, 2010. Our inventories are conservatively valued on LIFO (at May 31, 2010, the reserve was $266 million), and our accounts receivable are substantially backed by credit insurance or letters of credit in addition to our allowance for doubtful accounts of $35.7 million. Our working capital ratio is 2.0. At May 31, 2010, goodwill and intangibles totaled $125.6 million, representing only 3.5% of total assets.
     “In accordance with our February 26, 2010 amendments to our $400 million revolver and $100 million accounts receivable securitization agreement, we are required to maintain $300 million in liquidity as defined and an EBITDA to interest coverage of 2.5 for the third quarter. We met both covenants.”
Outlook for Fourth Quarter
     McClean continued, “We anticipate our fourth quarter to be better than our third quarter, mainly due to seasonal factors. However, global economies remain fragile, with any further fallout due to the public debt problems of Greece and other countries within the euro zone likely to slow global growth. Scrap and steel prices have declined in major international markets since mid-May. While this correction was anticipated, any further significant declines could impact future results. The nonresidential construction market in the U.S. should continue to be relatively good in the public sector; however, the private sector is likely to remain weak. We have had active interest in the purchase of our joist and deck operations and anticipate that most facilities will be under contract by the end of the quarter.
     “In summary, we believe we will be moderately profitable in our fourth quarter.”
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(CMC Third Quarter Fiscal 2010 — Page 5)
Conference Call
     CMC invites you to listen to a live broadcast of its third quarter 2010 conference call today, Tuesday, June 22, 2010, at 11:00 a.m. ET. The call will be hosted by Murray McClean, Chairman, President and CEO and Bill Larson, Senior Vice President and CFO, and can be accessed via our website at www.cmc.com or at www.streetevents.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay within two hours of the webcast. Financial and statistical information presented in the broadcast can be found on CMC’s website under “Investor Relations.”
     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.
Forward-Looking Statement
     This news release contains forward-looking statements regarding the outlook for the Company’s financial results including net earnings, product pricing and demand, production rates, stimulus spending, inventory and backlog levels, GDP growth and general market conditions. These forward-looking statements generally can be identified by phrases such as the company or its management “expect,” “anticipates,” “believe,” “ought,” “should,” “likely,” “appears,” “projected,” “forecast,” “outlook,” “will” or other words or phrases of similar impact. There are inherent risks and uncertainties in any forward-looking statements. Variances will occur and some could be materially different from our current opinion.
     Developments that could impact the Company’s expectations include the following: absence of global economic recovery or possible recession relapse; solvency of financial institutions and their ability or willingness to lend; success or failure of governmental efforts to stimulate the economy, including restoring credit availability and confidence in a recovery; customer or supplier non-compliance with contracts; the level of construction activity; difficulties or delays in the execution of construction contracts resulting in cost overruns or contract disputes; metals pricing over which the Company exerts little influence; interest rate changes; increased capacity and product availability from competing steel minimills and other steel suppliers, including import quantities and pricing; court decisions; changes in state and local jurisdictions’ ability to fund infrastructure projects; industry consolidation or changes in production capacity or utilization; global factors, including political and military uncertainties; currency fluctuations; ability to integrate acquisitions into operations; litigation claims and settlements; inability to sell operations or assets at fair values; execution of cost minimization strategies; availability of customer credit and liquidity; scrap metal, energy, insurance and supply prices; sovereign debt concerns; energy and supply prices; decisions by governments impacting the level of steel imports and exports, including tariffs and duties; stimulus spending; continued public debt problems in Greece and other countries within the euro zone; and the pace of overall economic activity, particularly China.
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(CMC Third Quarter Fiscal 2010 — Page 6)

	Three months ended		Nine months Ended
(Short Tons in Thousands)	5/31/10	5/31/09	5/31/10	5/31/09

Domestic Steel Mill Rebar Shipments	335	249	814	712
Domestic Steel Mill Structural and Other Shipments	253	178	793	538
CMCZ Shipments	363	328	1,000	860

Total Mill Tons Shipped	951	755	2,607	2,110

Average FOB Mill Domestic Selling Price (Total Sales)	$631	$564	$566	$673
Average Cost Domestic Mill Ferrous Scrap Utilized	$328	$199	$293	$251
Domestic Mill Metal Margin	$303	$365	$273	$422
Average Domestic Mill Ferrous Scrap Purchase Price	$302	$152	$258	$193
Average FOB Mill CMCZ Selling Price (Total Sales)	$493	$351	$448	$494
Average Cost CMCZ Ferrous Scrap Utilized	$332	$206	$297	$266
CMCZ Mill Metal Margin	$161	$145	$151	$228
Average CMCZ Ferrous Scrap Purchase Price	$285	$165	$250	$210

Fab Plant Rebar Shipments	230	236	591	766
Fab Plant Structural and Post Shipments	51	34	116	105

Total Fabrication Tons Shipped	281	270	707	871

Average Fab Selling Price (Excluding Stock & Buyout Sales)	$768	$978	$764	$1,103

Domestic Scrap Metal Tons Processed and Shipped	734	424	1,884	1,463
BUSINESS SEGMENTS
(in thousands)

	Three months ended		Nine months ended
	5/31/10	5/31/09	5/31/10	5/31/09

Net Sales
Americas Recycling	$431,849	$152,439	$1,036,078	$551,680
Americas Mills	407,105	276,827	1,011,551	945,601
Americas Fabrication	326,089	355,744	820,850	1,268,320
International Mills	215,690	171,418	532,220	563,361
International Marketing and Distribution	641,093	475,044	1,743,390	2,282,120
Corporate & Eliminations	(256,672)	(173,235)	(654,234)	(613,155)

Total Net Sales	$1,765,154	$1,258,237	$4,489,855	$4,997,927

Adjusted Operating Profit (Loss):
Americas Recycling	$15,806	$(6,712)	$6,929	$(70,843)
Americas Mills	13,195	42,066	(3,960)	233,851
Americas Fabrication	(24,452)	21,813	(90,685)	131,324
International Mills	(10,885)	(20,385)	(84,373)	(76,696)
International Marketing and Distribution	30,941	(16,635)	62,158	(55,447)
Corporate & Eliminations	(12,089)	(1,655)	(40,183)	(60,949)

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CMC Third Quarter Fiscal 2010 – Page 7)
COMMERCIAL METALS COMPANY
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands except share data)

	Three months ended		Nine months ended
	5/31/10	5/31/09	5/31/10	5/31/09

Net Sales	$1,765,154	$1,258,237	$4,489,855	$4,997,927

Costs and Expenses:
Cost of goods sold	1,645,250	1,078,854	4,253,574	4,449,146
Selling, general and administrative expenses	108,509	161,882	389,182	451,429
Interest expense	18,184	18,433	57,871	62,277

	1,771,943	1,259,169	4,700,627	4,962,852

Earnings (Loss) from Continuing Operations Before Taxes	(6,789)	(932)	(210,772)	35,075
Income Taxes (Benefit)	3,952	13,368	(36,101)	41,813

Loss from Continuing Operations	(10,741)	(14,300)	(174,671)	(6,738)
Earnings (Loss) from Discontinued Operations Before Taxes	4,001	1,065	(62,513)	32,636
Income Taxes (Benefit)	1,723	212	(24,117)	12,763

Earnings (Loss) from Discontinued Operations	2,278	853	(38,396)	19,873

Net Earnings (Loss)	(8,463)	(13,447)	(213,067)	13,135
Less Net Earnings (Loss) Attributable to Noncontrolling Interests	363	(370)	278	(487)

Net Earnings (Loss) Attributable to CMC	$(8,826)	$(13,077)	$(213,345)	$13,622

Basic Earnings (Loss) per Share
Loss from Continuing Operations	$(0.10)	$(0.13)	$(1.54)	$(0.06)
Earnings (Loss) from Discontinued Operations	$0.02	$0.01	$(0.34)	$0.18

Net Earnings (Loss)	$(0.08)	$(0.12)	$(1.88)	$0.12

Diluted Earnings (Loss) per Share
Loss from Continuing Operations	$(0.10)	$(0.13)	$(1.54)	$(0.06)
Earnings (Loss) from Discontinued Operations	$0.02	$0.01	$(0.34)	$0.18

Net Earnings (Loss)	$(0.08)	$(0.12)	$(1.88)	$0.12

Cash dividends per share	$0.12	$0.12	$0.36	$0.36

Average basic shares outstanding	114,067,149	112,191,349	113,279,301	112,398,000
Average diluted shares outstanding	114,067,149	112,191,349	113,279,301	112,398,000
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(CMC Third Quarter Fiscal 2010 – Page 8)
COMMERCIAL METALS COMPANY
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	May 31,	August 31,
	2010	2009

Assets:
Current Assets:
Cash and cash equivalents	$289,630	$405,603
Accounts receivable, net	791,487	731,282
Inventories	652,992	678,541
Other	293,591	182,126

Total Current Assets	2,027,700	1,997,552

Net Property, Plant and Equipment	1,253,092	1,351,389

Goodwill	71,053	74,236

Other Assets	212,655	264,379

	$3,564,500	$3,687,556

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable – trade	$507,196	$344,355
Accounts payable – documentary letters of credit	76,326	109,210
Accrued expenses and other payables	333,701	327,212
Notes payable	53,126	1,759
Commercial paper	10,000	—
Current maturities of long-term debt	28,634	32,802

Total Current Liabilities	1,008,983	815,338

Deferred Income Taxes	46,298	44,564
Other Long-Term Liabilities	106,339	113,850
Long-Term Debt	1,175,834	1,181,740

Total Liabilities	2,337,454	2,155,492
Stockholders’ Equity Attributable to CMC	1,224,366	1,529,693
Stockholders’ Equity Attributable to Noncontrolling Interests	2,680	2,371

	$3,564,500	$3,687,556

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(CMC Third Quarter Fiscal 2010 – Page 9)
COMMERCIAL METALS COMPANY
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Nine months ended
	5/31/10	5/31/09
Cash Flows From (Used by) Operating Activities:
Net earnings (loss)	$(213,067)	$13,135
Adjustments to reconcile net earnings (loss) to cash from (used by) operating activities:
Depreciation and amortization	128,393	116,045
Provision for losses (recoveries) on receivables	(1,831)	33,615
Share-based compensation	5,590	12,369
Net (gain) loss on sale of assets and other	(529)	388
Writedown of inventory	44,680	110,411
Asset impairment	32,613	5,051
Contract losses (gains)	71,887	(14,645)

Changes in Operating Assets and Liabilities, Net of Acquisitions:
Accounts receivable	(107,275)	677,602
Accounts receivable sold (repurchased), net	29,322	(107,978)
Inventories	(41,880)	473,423
Other assets	10,647	64,683
Accounts payable, accrued expenses, other payables and income taxes	137,554	(701,934)
Deferred income taxes	(72,304)	(4,099)
Other long-term liabilities	(6,305)	(9,242)

Net Cash Flows From Operating Activities	17,495	668,824

Cash Flows From (Used by) Investing Activities:
Capital expenditures	(109,464)	(290,318)
Proceeds from the sale of property, plant and equipment & other	5,287	2,292
Acquisitions, net of cash acquired	(2,448)	(906)
Deposit for letters of credit	(27,238)	—

Net Cash Flows Used By Investing Activities	(133,863)	(288,932)

Cash Flows From (Used by) Financing Activities:
Decrease in documentary letters of credit	(32,884)	(2,491)
Short-term borrowings, net change	61,317	(25,611)
Repayments on long-term debt	(19,914)	(102,804)
Proceeds from issuance of long term debt	22,437	36,365
Stock issued under incentive and purchase plans	10,355	1,095
Treasury stock acquired	—	(18,514)
Cash dividends	(40,773)	(40,636)
Tax benefits from stock plans	3,204	1,472

Net Cash Flows From (Used By) Financing Activities	3,742	(151,124)
Effect of Exchange Rate Changes on Cash	(3,347)	(6,405)

Increase (Decrease) in Cash and Cash Equivalents	(115,973)	222,363
Cash and Cash Equivalents at Beginning of Year	405,603	219,026

Cash and Cash Equivalents at End of Period	$289,630	$441,389

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(CMC Third Quarter Fiscal 2010 – Page 10)
COMMERCIAL METALS COMPANY
Non-GAAP Financial Measures (Unaudited)
(dollars in thousands)
This press release uses financial statement measures not derived in accordance with generally accepted accounting principles (GAAP). Reconciliations to the most comparable GAAP measures are provided below.
Adjusted EBITDA:
Earnings before interest expense, income taxes, depreciation and amortization, and impairment charges.
Adjusted EBITDA is a non-GAAP liquidity measure. It excludes Commercial Metals Company’s largest recurring non-cash charge, depreciation and amortization, including impairment charges. As a measure of cash flow before interest expense, it is one guideline used to assess the Company’s ability to pay its current debt obligations as they mature and a tool to calculate possible future levels of leverage capacity. Adjusted EBITDA to interest is a covenant test in certain of the Company’s note agreements.

	Three Months	Nine Months
	Ended	Ended
	5/31/10	5/31/10

Net loss attributable to CMC	$(8,826)	$(213,345)
Interest expense	18,184	57,871
Income taxes (benefit)	5,675	(60,218)
Depreciation and amortization	40,259	161,006

Adjusted EBITDA	$55,292	$(54,686)

Adjusted EBITDA to interest coverage
for the quarter ended May 31, 2010:
$55,292 / 18,184 = 3.0
Total Capitalization:
Total capitalization is the sum of long-term debt, deferred income taxes, and stockholders’ equity. The ratio of debt to total capitalization is a measure of current debt leverage. The following reconciles total capitalization at May 31, 2010 to the nearest GAAP measure, stockholders’ equity:

Stockholders’ equity attributable to CMC	$1,224,366
Long-term debt	1,175,834
Deferred income taxes	46,298

Total capitalization	$2,446,498
Other Financial Information
Long-term debt to cap ratio as of May 31, 2010:
Debt divided by capitalization
$1,175,834 / 2,446,498 = 48.1%
Total debt to cap plus short-term debt plus notes payable ratio as of May 31, 2010:
(1,175,834 + 28,634 + 63,126) / (2,446,498 +28,634 +63,126) = 49.9%
Current ratio as of May 31, 2010:
Current assets divided by current liabilities
$2,027,700 /1,008,983 = 2.0
-(END)-

Contact:	Debbie Okle Director, Public Relations 214.689.4354
2010-14